MERCHANT NETWORK AND CHANNEL PARTNER AGREEMENT

Effective Date: October 16, 2009

By and Between **And**

AMWAY CORP. d/b/a AMWAY GLOBAL

5101 Spaulding Plaza
Ada, Michigan 49301-9174

("Amway Global")

Attention: Michael Sullivan
Telephone No.: (616) 787-7730
Telefax No.: (616) 787-7551
email: mike.sullivan@amwayglobal.com

INTERLEUKIN GENETICS, INC.

135 Beaver Street
Waltham, MA 02452

("Merchant")

Attention: Lewis Bender
Telephone No.: (781) 398-0701
Telefax No.: (781) 398-0720
email: lbender@ilgenetics.com

Amway Global maintains and operates an electronic commerce Web site located at www.AmwayGlobal.com (the "Amway Global Web Site"). Merchant maintains and operates an electronic commerce Web site at the address shown on the attached **Schedule A** (the "Merchant Web Site"). If at the time of this Agreement, or from time to time during the term of this Agreement, more than one Merchant Web Site is to be included, a separate Schedule A shall be completed and signed for each Merchant Web Site and may be designated as Schedule A-1, or similar designation. All such schedules are incorporated into this Agreement by reference and are referred to in this Agreement, collectively, as "Schedule A." Amway Global wishes to establish a hyperlink from the Amway Global Web Site to the Merchant Web Site so that the products and/or services offered on the Merchant Web Site are available to customers of the Amway Global Web Site, and Merchant agrees to provide such access, on the terms and conditions set forth in this Agreement. In addition, Amway Global will provide certain assistance to Merchant in connection with the marketing, implementation and operations of the Merchant Web Site, as further described herein.

Amway Global and Merchant agree as follows:

1. RIGHTS GRANTED BY MERCHANT.

1.1 Link. Merchant grants to Amway Global a nonexclusive right to establish and maintain a hyperlink on the Amway Global Web Site to the Merchant Web Site (the "Link"). Unless otherwise provided in **Schedule A**, Amway Global shall be responsible for performing those services necessary to set-up and maintain the Link. Amway Global has no obligation to implement the Link until Merchant demonstrates to Amway Global's satisfaction that Merchant can meet each of the obligations set forth in Sections 2 and 4.

1.2 Trademarks. Merchant grants to Amway Global and its independent business owners, clients and members a nonexclusive, royalty-free license to use Merchant's name, trademarks and logos ("Merchant Marks") for the limited purposes of linking the Amway Global Web Site to the Merchant Web Site and advertising and promoting in any reasonable manner the existence of the Link and Amway Global's rights hereunder. As between the parties, Merchant shall own and retain all ownership in and to the Merchant Marks, and all goodwill from the use of the Merchant Marks

shall automatically inure to the benefit of Merchant.

2. RESPONSIBILITIES OF MERCHANT.

2.1 Product Availability; Prices. Merchant shall make all of the products and services offered on the Merchant Web Site available to users who enter the Merchant Web Site through the Link (the "Amway Global Customers"). The prices for the products and services shall be as set forth on the Merchant Web Site, subject to any discounts set forth in **Schedule A**. Merchant guarantees that prices offered to Amway Global Customers shall be equal to or better than those offered to the public without any use of a restricted password to access such prices.

2.2 Acceptance of Orders; Fulfillment; Shipping. Merchant shall be solely responsible for all aspects of order processing and fulfillment, including, without limitation, order entry, payment processing, shipping, cancellations, returns and related customer services. These activities shall be performed in accordance with Merchant's customary rules, operating procedures and policies. Merchant guarantees that the shipping and handling policy and associated expenses offered to Amway Global Customers shall be equal to or better than those offered to the public without any use of a restricted password to access such policies.

2.3 Tracking. Each Amway Global Customer will be assigned an Amway Global identification number (the "Amway Global ID Number") as more fully described in **Schedule A**. Merchant shall establish and maintain systems and processes acceptable to Amway Global to electronically register and record activities of the Amway Global Customer using the Amway Global ID Number. Amway Global shall have the right to access this information in accordance with the terms and conditions set forth on the attached **Schedule A**.

2.4 Commissions.

2.4.1 Merchant shall pay Amway Global a commission in an amount equal to the percentage specified in **Schedule A** of Net Sales received by Merchant from Amway Global Customers. As used in this Agreement, the term "Net Sales" means the total revenue received by Merchant for products and services sold on the Merchant Web Site to Amway Global Customers less shipping and handling costs, taxes, rebates and returns. Commissions shall be due and payable for all orders placed by Amway Global Customers during each calendar month within twenty (20) days of the end of such month. Merchant guarantees that commission rates payable to Amway Global pursuant to this Agreement shall be equal to or greater than those provided to any direct selling company whose responsibilities under a commercial agreement with Merchant are similar to the responsibilities of Amway Global under this Agreement.

2.4.2 Late payments shall be subject to interest equal to the lesser of (i) one and one-half percent (1.5%) per month or (ii) the maximum interest allowable by law and such interest shall accrue from and after the third calendar day following the payment due date.

2.5 Reporting Requirements. Merchant shall provide Amway Global with the reports and other information described in **Schedule A** in the manner provided therein. The reports and other information shall be provided to Amway Global for all orders placed by Amway Global Customers during each calendar month within 10 days of the end of such month.

2.6 Audit. Merchant shall keep accurate books and records of all Net Sales under an accounting system maintained in accordance with the generally accepted accounting principles consistently applied so as to ensure the capability of a proper audit of Net Sales by Amway Global. Upon prior request, Amway Global's authorized independent auditor shall have access during business hours to such

books, records and systems for the purpose of inspecting and examining the same to confirm the Net Sales and compliance with other terms of this Agreement. Any audit expense will be borne by Amway Global. If the audit reveals that Merchant has underpaid the commissions due to Amway Global by more than five (5%) percent, then Merchant shall pay Amway Global the difference plus a 10% annual interest and reimburse Amway Global for the cost of the audit. This provision shall survive the expiration or termination of this Agreement for two years.

2.7 Taxes. Merchant shall be responsible for payment of any and all applicable federal, state or local sales or use taxes or foreign taxes of any kind, if any, including, without limitation, goods and services tax due with respect to the sale of its products and services, but excluding Amway Global income tax related to its commission. Merchant shall collect and make payment thereof to the proper authorities and shall hold Amway Global harmless from all liability relating thereto.

2.8 Restrictions.

2.8.1 Merchant shall not, without the prior express written consent of Amway Global:

2.8.1.1 include any hyperlinks to any other sales transaction or shopping Web sites on the portions of the Merchant Web Site accessible to Amway Global Customers through the Link ("Merchant's Amway Portal");

2.8.1.2 include any advertisements or promotional materials of any nature (including without limitation, banner advertisements) on Merchant's Amway Portal, which advertisements or materials promote any product or service to any Amway Global Customer other than those Product Lines set forth on **Schedule A**;

2.8.1.3 send any communications of any nature (including, without limitation, an order confirmation e-mail) that promotes any product or service to any Amway Global Customer other than those Product Lines set forth on **Schedule A**;

2.8.2 Notwithstanding the foregoing, Merchant may send any literature or solicitation materials targeted specifically to Amway Global Customers or specifically solicit Amway Global Customers for any products or services not offered through this Agreement only if:

2.8.2.1 the names and addresses of such Amway Global Customers were obtained separate and apart from disclosure made under or pursuant to this Agreement;

2.8.2.2 such Amway Global Customers have expressly opted in to receive Merchant's literature and/or solicitation materials; or

2.8.2.3 any such solicitation by Merchant is part of geographic or target marketing solicitations of Merchant customers.

Merchant shall in no event identify any Amway Global Customer as an Amway Global customer in any permitted literature or solicitation material.

2.9 Inventory and Product Changes. Merchant will have sole control and authority for making all decisions regarding inventory and Product changes. Amway Global may request a product change, which can be rejected by Merchant. Such a rejection would not be considered to be a breach of this Agreement.

2.10 Press Releases. The parties will cooperate with each other in the development of a press release announcing the new relationship between Amway Global and Merchant. Both parties must review and approve any such press release prior to its issuance or publication to the

public and any such release may only be issued after the launch of the Merchant Web Site. Any subsequent press releases regarding the relationship of the parties under this Agreement that are prepared by either party must be approved by the other party before issuance of such release to the public. Any review and approval of a press release by a party should be completed within three (3) business days following receipt of such request via e-mail delivery to the parties' respective representatives listed above, and approvals shall not be unreasonably withheld or delayed. In the event that a party does not respond to any such request, the request shall be deemed to be rejected. Once any press release is issued, each party agrees to post a copy of the press release on its public Web site with a link to the public Web site of the other party.

3. CHANNEL PARTNER OBLIGATIONS

3.1 Within ten (10) business days after the Effective Date of this Agreement, Amway Global will provide to Merchant historical data of Amway Global's sales of genetic health kit products for the two year periods immediately preceding the Effective Date.

3.2 Marketing Support. Amway will provide the marketing and sales support set forth in **Schedule C**, which is hereby incorporated by reference.

3.3 Exclusivity. Other than Merchant's products and services and unless Merchant has provided written consent in each such case, Amway Global agrees that, during the term of this Agreement, it will not advertise or promote any genetic testing services in combination with the sale of the health, nutritional or dietary products of Amway Global and/or its Affiliates ("Amway Nutrition Products"). For clarity, Amway Global will not advertise or promote any such services on the pages of the Amway Global Web Site or its catalogs which offer or describe the Amway Nutrition Products.

4. CONFIDENTIAL AND USER INFORMATION.

4.1 Confidential Information. The terms and conditions of the Mutual Nondisclosure Agreement between Amway Global and Merchant ("NDA"), a copy of which is attached hereto as **Schedule B**, shall supplement the terms of this Section 4 of the Agreement. This Section 4 shall govern all Confidential Information (as defined in **Schedule B**) disclosed in contemplation, and during the term, of this Agreement. In the event of any discrepancy between the NDA and this Section 4, this Section 4 shall govern. Except for the continuing obligations to maintain the confidentiality of Confidential Information, each party's other obligations under the NDA shall expire three (3) years from the date of disclosure of such Confidential Information.

4.2 Amway Data. Amway Global's Confidential Information under the NDA includes without limitation, all identifying information about an Amway Global Customer, or any other Confidential Information obtained by Merchant either directly from Amway Global in the performance of Merchant's obligations under this Agreement ("Amway Data"). Amway Data collected, stored, transferred and/or used in the course of this Agreement may be considered "personal information" protected under applicable privacy laws in the U.S. and Canada. Any such Amway Data will be used by Merchant solely for the purpose of performing its obligations under this Agreement and in strict accordance with its terms. Merchant agrees to manage personal information in accordance with all applicable U.S. and Canadian privacy laws governing the collection, use or disclosure thereof. Without limiting the generality of the foregoing, Merchant agrees as follows:

4.2.1 **IBO or Client Number.** To the extent necessary to

effect the transactions contemplated herein, Amway Global may provide Merchant with an Amway Global Client Number or the name of an Independent Business Owner in connection with each Amway Global customer transaction originated through the Amway Global Website. Merchant shall not require or request an Amway Global Customer to provide an Independent Business Owner number unique to Amway business or Amway Global Client Number in connection with any transaction with Merchant. The Client Number and name and Amway number of the Independent Business Owner, whether obtained from Amway Global or from an Amway Global Customer, shall be considered Amway Data belonging to Amway Global.

4.2.2 **Use in Conformance with Agreement.** Merchant will not collect or use any Amway Data for any purpose other than purposes relating to this Agreement, and will not disclose or transfer any Amway Data to any third party other than those authorized under this Agreement;

4.2.3 **Separate Maintenance.** Merchant shall keep separate all Amway Data from any other information, files, or records that it maintains so that such Amway Data may be returned to Amway Global in its totality, as need may arise, and shall permit access to the Amway Data only on a need-to-know basis to permit Merchant and/or its subcontractors to perform Merchant's obligations to Amway Global in accordance with this Agreement;

4.2.4 **Protection Against Loss or Unauthorized Access.** Merchant shall develop, implement, maintain and use commercially reasonable administrative, technical and physical security measures, which may include but not be limited to encryption techniques, to preserve the confidentiality, integrity and availability of all Amway Data and protect it against loss or unauthorized access; and

4.2.5 **Return or Destruction of Amway Data.** At Amway Global's discretion, Merchant shall return to Amway Global all Amway Data and/or shall destroy in a fashion that makes unreadable all other specified Amway Data and provide Amway Global with a certificate of destruction, if Amway Global has specified the destruction of such Amway Data; provided, however, that Merchant may retain necessary data to the extent necessary for justification of revenue recognition and/or audits.

4.3 Customer Information.

4.3.1 **Defined.** "Customer Information" means the following information obtained by Merchant directly from an Amway Global Customer: (a) navigational information relating to an Amway Global Customer, including but not limited to usage of other hyperlinks within, or available through, the Merchant Web Site; (b) transactional information relating to an Amway Global Customer including but not limited to billing information, description of products or services purchased and method of payment; and (c) information relating to or identifying an Amway Global Customer including, but not limited to, actual name, postal or e-mail addresses. For clarification, the Amway Global Client Number and any Amway number unique to an Amway Independent Business Owner are not considered Customer Information under this Agreement, but are included in Amway Data as provided in Section 4.2.1.

4.3.2 **Treatment**. Merchant shall treat all Customer Information in accordance with its privacy policy and with all applicable law.

4.3.3 **Disclosure**. Provided that Merchant complies with its privacy policy and all law applicable to such Customer Information, upon request by Amway Global, Merchant shall provide to Amway Global copies of collected Customer Information as set forth in **Schedule A**, and Amway Global shall use such Customer Information only in compliance with Amway Global's applicable privacy policy and applicable law. In the event federal or state law prevents the collection, use or disclosure of Customer Information, the provisions affected shall be construed so as to comply with such laws.

4.4 Loss or Unauthorized Access.

4.4.1 **Address and Report.** In the event that Merchant becomes aware of any unauthorized use or disclosure of Amway Data, Merchant shall act within a commercially reasonable time and in accordance with applicable law to prevent new or further unauthorized use or disclosure of such Amway Data. Merchant shall report in writing, to Amway Global any use or disclosure of Amway Data not authorized by this Agreement, including any reasonable belief that an unauthorized individual has accessed Amway Data. Merchant shall make the report to Amway Global immediately upon discovery of the unauthorized disclosure, but in no event more than one (1) business day after Merchant reasonably believes there has been such unauthorized use or disclosure. Merchant's report shall identify: (i) the nature of the unauthorized use or disclosure, (ii) the Amway Data used or disclosed, (iii) who made the unauthorized use or received the unauthorized disclosure, (iv) what Merchant has done or shall do to mitigate any deleterious effect of the unauthorized use or disclosure, and (v) what corrective action Merchant has taken or shall take to prevent future similar unauthorized use or disclosure. Merchant shall provide such other information, including a written report, as reasonably requested by Amway Global.

4.4.2 **Cooperation.** Within a commercially reasonable time after written notice from Amway Global, Merchant agrees to cooperate with Amway Global in any investigation Amway Global conducts of a potential security breach potentially involving Amway Data or Customer Information.

4.4.3 **Notice to Customers.** If Merchant or any of its subcontractors become aware of an unauthorized use or disclosure of any Amway Data containing personally identifiable information of an Amway Global Customer while in the possession of Merchant or such subcontractor, Merchant shall promptly, and at its own expense, send a notice to such Amway Global Customer whose personally identifiable information in the possession of Merchant or its subcontractor has, or may have, been used or disclosed without authorization advising each customer of the incident, the type of information that was subject to unauthorized use or disclosure, and the steps Merchant has taken to protect information from unauthorized access. Such notice shall be in a form acceptable to Amway Global, shall be sent in a manner designed to ensure that an Amway Global Customer can reasonably be expected to receive it, and shall comply with all applicable security breach notification laws. Notice to Amway Global Customers may be

delayed if an appropriate law enforcement agency: (i) determines that notification will interfere with a criminal investigation, and (ii) provides Merchant with a written request for the delay.

4.5 Security of Credit/Debit Card Information. Merchant agrees to comply with security standards required by the payment card brands and/or programs which are applicable to the payment methods which Merchant accepts or will accept from customers pursuant to this Agreement, including without limitation the Payment Card Industry Data Security Standards, Visa U.S.A. Cardholder Information Security Program, and the MasterCard Site Data Protection that may be published from time to time by Visa, MasterCard, American Express, Discover Network, or the PCI Security Standards Council to protect information about cardholders who use their credit or debit card in a transaction with merchants (collectively, the **"Security Standards"**). Merchant further agrees to exercise reasonable due diligence to ensure that any agent or third party provider Merchant uses to store, process or transmit credit or debit card data hereunder complies with the Security Standards and is registered with the applicable payment card brands.

4.6 Third Parties. The data security requirements in this Section 4 shall also apply to any third party that Merchant may use to store, process or transmit Amway Data or Customer Information. Merchant shall be solely responsible for the compliance of any and all such third parties and for any third party software that Merchant, its agents or third party provider may use in connection with Amway Data or Customer Information.

4.7 Equitable Relief. Merchant acknowledges that money damages are not alone a sufficient remedy for a breach of Section 4 of this Agreement. Amway Global shall be entitled to equitable relief, including an injunction and specific performance, in the event of any breach of Section 4 of this Agreement, in addition to all other remedies available to Amway Global at law or in equity.

5. REPRESENTATIONS AND INDEMNIFICATION.

5.1 Covenants, Representations and Warranties. Each party covenants, represents and warrants that:

5.1.1 it has full power and authority to enter into this Agreement and to perform its obligations hereunder;

5.1.2 it will meet its obligations hereunder in a professional and workmanlike manner and with personnel with appropriate expertise and experience.

5.1.3 it has obtained all permits, licenses, and other governmental authorizations and approvals required for its performance under this Agreement;

5.1.4 the products to be sold and the services to be rendered by each party and the exercise of the licenses and rights granted hereunder shall not infringe or violate any patent, copyright, trademark, or other proprietary right of any third party; and

5.1.5 it will fully comply with all applicable laws and regulations.

5.2 Merchant further covenants, represents and warrants that:

5.2.1 it has obtained all permits, licenses and other governmental authorizations and approvals to sell products in the country(ies), State(s) and territory(ies) listed in **Schedule A**;

5.2.2 the Merchant Web Site meets, and will continue to meet during the term of this Agreement, the minimum functional requirements set forth on the attached **Schedule A**; and

5.2.3 that the Merchant Web Site does not, and shall not during the term of this Agreement, contain any material language, products or services which is or are obscene, libelous, slanderous or defamatory.

5.3 Indemnification by Amway Global. Amway Global shall indemnify, defend and hold harmless Merchant, its subsidiaries and affiliates and their respective directors, officers, employees and agents from any claim, loss, expense or damage, including reasonable attorneys' fees and expenses, arising out of: (a) the content or use of the Amway Global Web Site; (b) the acts or omissions of Amway Global and its employees and agents; (c) any breach of Amway Global's warranties, representations or covenants as set forth in this Agreement; or (d) any act by Amway Global, its officers, agents or employees in violation of this Agreement or in violation of any applicable law, except to the extent such claim is due to the negligence or misrepresentation of Merchant.

5.4 Indemnification by Merchant. Merchant shall indemnify, defend and hold harmless Amway Global, its subsidiaries and affiliates and their respective directors, officers, employees and agents from any claim, loss, expense or damage, including reasonable attorneys' fees and expenses, arising out of: (a) the content or use of the Merchant Web Site; (b) any product or service sold by Merchant pursuant to the terms of this Agreement; (c) the acts or omissions of Merchant and its employees and agents; (d) any breach of Merchant's warranties, representations or covenants as set forth in this Agreement; (e) any liability and/or expense occasioned by Amway Global as a consequence of the Merchant failing to remit the correct amount of tax on commissions payable under Section 2.4 of this Agreement, if applicable; and (f) any act by Merchant, its officers, agents or employees in violation of this Agreement or in violation of any applicable law, except to the extent such claim is due to the negligence or misrepresentation of Amway Global.

5.5 Indemnification Procedures. The indemnified party under this Section 5 shall promptly notify the indemnifying party of any such claim of which it becomes aware and shall: (a) at the indemnifying party's expense, provide reasonable cooperation to the indemnifying party in connection with the defense or settlement of any such claim; and (b) at the indemnified party's expense, be entitled to participate in the defense of any such claim. The indemnifying party shall have the opportunity to assume sole and exclusive control over the defense and settlement of any such claim; provided, however, that the indemnifying party shall not acquiesce to any judgment or enter into any settlement that adversely affects the indemnified party's rights or interests without the prior written consent of the indemnified party.

6. TERM AND TERMINATION.

6.1 Term. The initial term of this Agreement shall commence on the Effective Date and continue for a period of twelve (12) months. Thereafter, the Agreement shall automatically renew and be extended for additional terms of twelve (12) months each unless sooner terminated in accordance with this Section 6.

6.2 Termination. Either party shall have the right to terminate this Agreement upon the occurrence of any of the following events:

6.2.1 **Confidential and User Information.** Immediately upon written notice if the other party breaches Section 4 of this Agreement, or if Merchant breaches Section 6.3, below.

6.2.2 **Other Defaults.** If the other party defaults in the performance of any of its material obligations under this Agreement (other than Section 4) and such default continues for a period of ten (10) days after receipt of written notice specifying the nature of the breach.

6.2.3 **Without Cause.** For any or no reason, upon one hundred twenty (120) days' written notice to the other party.

6.3 Change in Products; Content. This Agreement is being entered into on the express assumption that the Merchant Web Site will offer the product line(s) described on the attached **Schedule A.** Amway Global shall have the right to immediately terminate this Agreement, upon written notice to Merchant, if, in Amway Global's sole determination, Merchant: (a) materially changes the product line(s) offered on the Merchant Web Site or any other Web site to which the Merchant Web Site is linked; or (b) includes any obscene material, language, products or services on the Merchant Web Site or any other Web site to which the Merchant Web Site is linked.

6.4 Effect of Termination. Upon termination of this Agreement, all rights and licenses granted under this Agreement shall terminate, provided, however, the provisions of Sections 2.6, 2.7, 2.8.2, 4, 5, 6.4 and 7.9 shall survive termination. Merchant's obligation to make commission payments pursuant to Section 2.4 and reports pursuant to Section 2.5 shall continue for sales made to Amway Global Customers prior to the termination date.

7. **GENERAL.**

7.1 Force Majeure. Neither party will be liable to the other for any failure to perform any obligation under this Agreement if such failure is caused by or arises from an act of force majeure including acts of God, war, riot, natural disaster, governmental order or any other cause beyond the reasonable control of a party. Under no circumstances shall Merchant be excused of its responsibilities under this Agreement if its delay or failure to perform is a result of a labor dispute or strike.

7.2 Governing Law. This Agreement shall be governed by and interpreted according to the laws of the State of Michigan, without regard to the conflicts of law provisions of Michigan or any other state or country. Each party (a) agrees that any litigation arising out of this Agreement may be brought only in the state or federal courts whose jurisdiction includes Kent County, Michigan, (b) consents to the jurisdiction of such courts, and (c) waives any argument that any such court is an inconvenient forum. No failure or delay by a party in exercising any right, power or privilege hereunder will be deemed or operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other further exercise of any right, power or privilege hereunder. In the event of any dispute or if it becomes necessary to enforce the provisions of this Agreement, the successful party shall be entitled to recover reasonable expenses, including attorneys and other professional fees, in addition to any other available remedies. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same Agreement.

7.3 Assignment. This Agreement shall not be assigned without the prior written permission of the non-assigning party, provided, however, that Amway Global may freely assign this Agreement to Alticor Inc. or any of its Affiliates. As used herein, the term "Affiliate" means with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of management and policies of the "controlled" Person. A "Person" means

an individual, corporation, limited liability company, partnership, joint venture, trust, or unincorporated organization.

7.4 Headings and Severability. The headings in this Agreement are intended to be a convenience only, and are not intended to affect interpretation. Any invalidity in whole or in part shall not affect the validity of any other provision of this Agreement.

7.5 Modification. The terms of this Agreement may not be modified unless such modification is in writing and signed by duly authorized representatives of each party.

7.6 Waiver. The waiver of any breach of any covenants and conditions of this Agreement shall not hinder or otherwise prevent the subsequent enforcement of said rights.

7.7 Notice. Any notice under this Agreement shall be in writing and shall, for all purposes, be deemed to have been fully given on the date personally delivered or received by registered or certified mail, return receipt requested, postage prepaid, and properly addressed to the respective parties at the addresses set forth above, or at such other address for either party as may be specified by such party for such purpose. A copy of each notice sent to Amway Global shall also be sent to the following attention and address:

Alticor Inc. Legal Division, Mail Code 78-2M
7575 Fulton Street East
Ada, Michigan 49355-0001
Attn: Managing Counsel-Comm. Trans.

7.8 Use of Amway Global's Name. Merchant shall not use Amway Global's or any of its Affiliate's name, trademarks or logos in any written materials, including without limitation, press releases, advertisements, and other promotional materials, without Amway Global's prior written consent.

7.9 Exclusion of Certain Damages. NEITHER PARTY SHALL HAVE ANY LIABILITY WITH RESPECT TO ITS OBLIGATIONS UNDER THIS AGREEMENT FOR ANY CONSEQUENTIAL, EXEMPLARY, SPECIAL, INCIDENTAL OR PUNITIVE DAMAGES EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

7.10 Independent Contractor. The parties do not intend by this Agreement to create a partnership, principal/agent or joint venture relationship and nothing in this Agreement shall be construed as creating such a relationship between the parties. Neither party nor its agents or employees are the representatives of the other party for any purpose except as expressly set forth in this Agreement and neither party has the power or authority as agent, employee or any other capacity to represent, act for, bind or otherwise create or assume any obligation on behalf of the other party for any purpose whatsoever.

7.11 Entire Agreement. This Agreement, including the attached **Schedules A** and B, constitutes the entire agreement between Amway Global and Merchant with respect to the sale of Merchant's products and/or services and supersedes all earlier agreements and understandings, oral and written, between the parties with regard to such sale.

IN WITNESS WHEREOF, Amway Global and Merchant have duly authorized their representatives to make and sign this Agreement as of the Effective Date written above.

AMWAY CORP d/b/a AMWAY GLOBAL

By: Michael Sullivan
Its: Director - Catalog, Services & Partner Stores

INTERLEUKIN GENETICS, INC.

By: Lewis Bender
Its: Chief Executive Officer

SCHEDULE A

Merchant Web Site Address	www.inherenthealth.com If this Agreement covers multiple websites, a separate Schedule A should be completed for each website.
Countries	Merchant has obtained all permits, licenses and other governmental authorizations and approval to enable it to sell products in the following countries: ☒ The United States, its possessions and territories, except the State of New York
Product Line(s)	Genetic test kits and related services for individuals
Price Discounts	N/A
Reporting Requirements	**Merchant Partner Identification of an Amway Global Member** • An Amway Global Customer will click through from the Amway Global Web Site to the Merchant Web Site • The "Amway Global ID Number" will be passed via an HTTP Querystring using name value pairs • Merchant will capture the Amway Global ID Number when the Amway Global Customer enters the site • The Amway Global ID Number will be attached to the Amway Global Customer's order when a purchase is made
	Individual Amway Global Customer Sale Data Fields For every *shipped* Amway Global Customer sale or return, Merchant will communicate the following minimal data items to Amway Global: • Merchant Partner ID number assigned by Amway Global • Merchant Partner invoice/order tracking number • Net Sale amount • Country Currency (U.S. or Canadian) • E-Mail ID • Promo Code(s) • Amway Global ID Number • Invoice/order date • Return indicator (sale reversal) • Ship to name • Zip Code
	Data Transmission Method EDI 867 via Value-added Network (VAN), EDI via HTTPS post or XML via HTTPS post
Site Minimum Functionality Requirements	• E-mail confirmation of shopper's order • Secure credit card transactions • Secure Shopping cart • Compact privacy policy presented in P3P format
Commission	Forty Three percent (43%) of Net Sales. Country Currency used to pay Commission: United States Dollars (US$)

AMWAY CORP d/b/a/ AMWAY GLOBAL

/s/ Michael Sullivan
By: Michael Sullivan
Its: Director - Catalog, Services & Partner Stores
Date:

INTERLEUKIN GENETICS, INC.

/s/ Lewis Bender
By: Lewis Bender
Its: Chief Executive Officer
Date: 10/26/09

SCHEDULE B –MUTUAL NONDISCLOSURE AGREEMENT

This Mutual Nondisclosure Agreement (**"Agreement"**) is between **AMWAY CORP. d/b/a AMWAY GLOBAL**, 5101 Spaulding Plaza, Ada, Michigan 49301, and **INTERLEUKIN GENETICS**, 135 Beaver Street, Waltham, MA 02452. The parties agree as follows:

1. Each party possesses certain proprietary and confidential information and each desires to share in confidence such confidential information in evaluating possible business opportunities and relationship. **"Confidential Information"** shall mean and include all information relating to any technology or business matter, process or procedure furnished to the other party in writing and clearly marked by Disclosing Party as confidential and, in the case of oral or visual information, a written memorandum of such information clearly marked confidential shall be delivered to Receiving Party within thirty (30) days of disclosure. **"Disclosing Party"** shall mean the party providing Confidential Information and the term **"Receiving Party"** shall mean the party receiving the Confidential Information.

2. All Confidential Information disclosed under this Agreement by Disclosing Party shall be used by Receiving Party only for the purposes of evaluating a potential business relationship with the Disclosing Party.

3. Receiving Party shall not disclose Confidential Information received from Disclosing Party to any third party. Receiving Party shall use the same degree of care to protect the confidentiality of the Confidential Information as it would exercise to protect its own Confidential Information, but in no case, less than a reasonable degree of care. Each party shall be responsible for any breach of the terms of this Agreement by such party, its employees, agents or consultants.

4. Disclosing Party retains all right, title and interest in the Confidential Information. Within fifteen (15) days following the earlier of termination of this Agreement or the request of Disclosing Party, Receiving Party shall return all information, documentation and other materials containing any portion of the Confidential Information (including copies) to Disclosing Party.

5. Notwithstanding the foregoing, no information shall be considered Confidential Information if such information (a) was in Receiving Party's possession prior to execution of this Agreement; (b) is or becomes a matter of public knowledge through no fault or without violation of any duty of confidentiality of Receiving Party; (c) is rightfully received by Receiving Party from a third party with no duty of confidentiality; or (d) can be demonstrated to have been independently developed by Receiving Party without reference to the Confidential Information.

6. Except for the continuing obligations to maintain the confidentiality and non-use of Confidential Information (other than use to fulfill the purposes of this Agreement), each party's obligations contained in this Agreement shall expire five (5) years from the date of this Agreement.

7. This Agreement may only be amended by a writing signed by both parties. This Agreement represents the entire understanding of the parties with respect to the subject matter contained herein. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan without regard to conflicts of law principles of Michigan or any other province or country.

AMWAY CORP.
d/b/a AMWAY GLOBAL

By: /s/ Mike Sullivan
Name: Mike Sullivan
Its: Director - Catalog, Services & Partner Stores
Dated: __________

INTERLEUKIN GENETICS, INC.

By: /s/ Lewis Bender
Name: Lewis Bender
Its: Chief Executive Officer
Dated: 10/26/09

SCHEDULE C – MARKETING AND SALES SUPPORT

1. In the event that Amway Global Customers inquire with Merchant about PVBV commissions payable to such customers by Amway Global for any reason, Amway Global will be responsible for any response to such inquiries, which should be directed to Amway Global's call center.

2. From time to time throughout the term, Amway Global, in its discretion, may offer Merchant access to events sponsored by Amway Global or IBOs. Any such access and participation in such events will be at the expense of Merchant.

3. Amway Global and the merchant will collaborate to develop a strategic launch plan for the program to be offered through the Link.

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